Exhibit 99.1

CUNO Reports Record Third Quarter Results

* Record third quarter Sales of $89.9 million (up 20%) * Record third quarter diluted EPS of $0.50 (up 14%) * Record third quarter Orders of $90.1 million (up 19%)

        MERIDEN, Conn., Aug. 25 /PRNewswire-FirstCall/ — CUNO Incorporated (Nasdaq: CUNO) today reported record third quarter results for the period ended July 31, 2004. Sales were $89.9 million, up 20% versus the same period in 2003 and up 17% in local currency. Net income for the third quarter increased by 15% to $8.6 million from $7.5 million reported in the same period in 2003. Diluted earnings per share for the period were a third quarter record $0.50, up 14% compared to $0.44 in the prior year quarter and up approximately 9% on a currency-adjusted basis.

        Commenting on the Company’s third quarter results, Mark G. Kachur, Chairman and Chief Executive Officer, said “Our record third quarter results reflect the strength and effectiveness of our business model. We achieved double-digit sales growth in each of our primary markets, including Potable Water, Healthcare and Fluid Processing. Our geographic diversity also contributed to our strong overall results, as international sales increased by 26% (up 20% in local currency), led by strong growth in Japan, Europe and the Asia/Pacific region.”

        For the first nine months of fiscal 2004, sales were a record $248.1 million, up 18% (up 12% in local currency), and net income was $24.1 million versus $19.2 million in the prior year period. Strong performance both in our international operations and in North America drove the sales growth. Diluted earnings per share were a record $1.41, up 25% from $1.13 in the first nine months of 2003 and up approximately 15% on a currency-adjusted basis.

        Commenting on business conditions and the outlook for CUNO, Mr. Kachur added, “Our incoming orders were a third quarter record $90.1 million and our backlog remains strong. As a result, we expect to achieve continued strong financial results during the fourth quarter, and we are comfortable with the current $1.86 consensus of analysts’ EPS estimates for the full year.”

        As previously announced, on August 2, 2004, CUNO completed the acquisition of WTC Industries, Inc. (“WTC”). The aggregate consideration for the outstanding WTC shares (including payment for the settlement of outstanding stock options and warrants) was approximately $115 million (including the assumption of WTC’s outstanding bank debt and all acquisition-related expenses). CUNO funded the acquisition with a combination of existing cash and bank borrowings under a new variable-rate, 5-year, $120 million unsecured revolving credit facility.

        Commenting on this recently completed transaction, Mark G. Kachur, CUNO’s Chairman and Chief Executive Officer, said “The acquisition of WTC Industries will broaden CUNO’s product line, technology portfolio and customer base and expand the Company’s presence in the water filtration business. WTC is an excellent strategic fit with our Potable Water business, CUNO’s largest and fastest growing business. Combining CUNO’s and WTC’s capabilities and strengths in engineering, innovative product development, customized manufacturing and highly focused customer support should enable us to provide greater value to our customers and shareholders. With the addition of WTC, we expect our worldwide OMA sales (i.e. sales to OEMs, multi-level marketers, and appliance manufacturers) to exceed $100 million in fiscal 2005 and our future growth prospects in the water filtration business will be significantly enhanced.”

        A conference call will be held Thursday, August 26 at 10:00 a.m. (EST) to review the Company’s third quarter financial results and business outlook. The call-in number is 1-888-428-4479 for interested analysts and investors. Alternatively, visit us at http://www.cuno.com for additional information about the Company.

        CUNO is a world leader in the design, manufacture and marketing of a comprehensive line of filtration products for the separation, clarification and purification of liquids and gases. CUNO’s products, which include proprietary depth filters and semi-permeable membrane filters, are used in the potable water, healthcare, and fluid processing markets.

        CUNO wants to provide shareowners and prospective investors with more meaningful and useful information and, therefore, this press release includes various comments regarding business conditions and the outlook for CUNO, which reflect currently available information. These forward-looking statements are subject to risks and uncertainties which could cause performance or actual results to differ materially from those expressed herein. Such risks and uncertainties include, among other things: those items described in our reports filed with the SEC as well as volumes of shipments of CUNO’s products; changes in product mix and product pricing; relationships with customers and suppliers; costs of raw materials; the rate of economic and industry growth in the U.S. and the other countries in which CUNO conducts business; economic and political conditions in the foreign countries in which CUNO conducts a substantial part of its operations and other risks associated with international operations including exchange rate fluctuations; CUNO’s ability to protect its technology, proprietary products and manufacturing techniques; changes in technology; changes in legislative, regulatory or industrial requirements and risks generally associated with new product introductions and applications; and domestic and international competition in CUNO’s global markets. CUNO assumes no obligation to update the information contained in this press release.

Investor contact: Frederick C. Flynn, Jr. 203/238-8847 fflynn@Cuno.com

CUNO Incorporated Consolidated Statements of Income (unaudited) (dollars in thousands, except share and per-share amounts)

	Three Months Ended July 31		Nine Months Ended July 31
	2004	2003	2004	2003
Net sales	$ 89,945	$ 74,965	$ 248,099	$ 210,707
Less costs and expenses:
Cost of products
sold	50,275	41,088	134,504	115,798
Selling, general and
administrative	22,539	18,826	65,287	54,853
Research,
development and
engineering	4,327	3,855	12,552	10,897
	77,141	63,769	212,343	181,548
Operating income	12,804	11,196	35,756	29,159
Nonoperating income
(expense):
Interest expense	(67)	(159)	(237)	(440)
Interest and other
income, net	154	180	520	361
	87	21	283	(79)
Income before income
taxes	12,891	11,217	36,039	29,080
Income taxes	4,288	3,750	11,987	9,921
Net income	$ 8,603	$ 7,467	$ 24,052	$ 19,159
Basic earnings per
common share	$ 0.51	$ 0.45	$ 1.44	$ 1.15
Diluted earnings per
common share	$ 0.50	$ 0.44	$ 1.41	$ 1.13
Basic shares outstanding	16,714,250	16,685,602	16,698,648	16,629,302
Diluted shares
outstanding	17,160,384	17,088,250	17,068,215	17,000,649

CUNO Incorporated
Consolidated Condensed Balance Sheets
(dollars in thousands)

	(unaudited) July 31 2004	October 31, 2003
Assets
Current assets
Cash and cash equivalents	$ 54,030	$ 57,603
Accounts receivable, net	74,067	59,658
Inventories, net	39,448	31,058
Deferred income taxes	9,494	9,020
Prepaid expenses and other
current assets	7,019	4,306
Total current assets	184,058	161,645
Noncurrent assets
Deferred income taxes	1,395	1,340
Goodwill, net	30,999	28,489
Prepaid pension costs	7,923	7,923
Other noncurrent assets	9,598	3,551
Property, plant and equipment, net	90,448	85,060
Total assets	$ 324,421	$ 288,008
Liabilities and Stockholders’ Equity
Current liabilities
Current portion of long-term debt	$ 227	$ 849
Short-term bank loans	11,270	11,804
Accounts payable	28,549	20,850
Accrued payroll and related taxes	15,695	17,456
Other accrued expenses	9,694	10,443
Accrued income taxes	5,741	2,558
Total current liabilities	71,176	63,960
Noncurrent liabilities
Long-term debt, less current portion	602	401
Deferred income taxes	10,922	9,862
Accrued pension liability	5,680	5,457
Other long term liabilities	463	--
Total noncurrent liabilities	17,667	15,720
Stockholders’ equity
Preferred Stock	--	--
Common Stock	17	17
Treasury Stock, at cost	(57)	(57)
Additional paid-in-capital	57,584	53,787
Unearned compensation	(1,714)	(784)
Accumulated other comprehensive
income (loss) --
Foreign currency
translation adjustments	3,614	3,282
Minimum pension liability,
net	(2,049)	(2,049)
Fair value of derivative
financial instruments, net	12	13
	1,577	1,246
Retained earnings	178,171	154,119
Total stockholders’ equity	235,578	208,328
Total liabilities and
stockholders’ equity	$ 324,421	$ 288,008

SOURCE CUNO Incorporated
         -0- 08/25/2004
          /CONTACT: Frederick C. Flynn, Jr. of CUNO Incorporated, +1-203-238-8847,
fflynn@Cuno.com/
      /Company News On-Call: http://www.prnewswire.com/comp/126696.html/
      (CUNO)

CO:  CUNO Incorporated
ST:   Connecticut
IN:   ENV
SU:  ERN CCA MAV